LEND LEASE HYPERION HIGH-YIELD
                                 CMBS FUND, INC.

                          INVESTMENT ADVISORY AGREEMENT


            AGREEMENT dated as of January 1, 2000 between Lend Lease Hyperion High-Yield CMBS Fund, Inc. (the "Fund"), a Maryland corporation, and Lend Lease Hyperion Capital Advisors, L.L.C. (the "Adviser"), a Delaware limited liability corporation.

            WHEREAS, the Fund is engaged in business as a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940 (collectively, with the rules and regulations promulgated thereunder, the "1940 Act");

            WHEREAS, the Adviser is a registered investment adviser under the Investment Adviser's Act of 1940, with the rules and regulations promulgated thereunder;

            NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

            1.    In General

            The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Fund with respect to the investment and the reinvestment of the Fund's assets.

            2. Duties and Obligations of the Adviser with Respect to
               Investments of Assets of the Fund

            (a) Subject to the succeeding provisions of this paragraph and subject to the direction and general control of the Fund's Board of Directors, the Adviser shall act as investment adviser for and supervise and manage the investment and reinvestment of the portfolio's assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Fund and in voting and exercising all other rights appertaining to such securities and other assets on behalf of the Fund. To carry out such decisions, the Adviser is hereby authorized, as agent for the Fund and attorney-in-fact for the Fund's account and at the Fund's risk and in the Fund's name, to place such orders for the investment and reinvestment of the Fund's assets.

            (b) In the performance of its duties under this Agreement, the Adviser shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder; (ii) any other applicable provision of law;
(iii) the provisions of the Articles of Incorporation and By-Laws

299812.5
of the Fund, as such documents are amended from time to time; (iv) the Fund's Registration Statement filed with the 1940 Act and the Securities Act of 1933, including the Prospectus and Statement of Additional Information forming a part thereof (the "Registration Statement"); and (v) any policies and determinations established by the Board of Directors of the Fund.

            (c) The Adviser shall report to the Fund's Board of Directors at each meeting thereof all changes in the Fund's portfolio and will also keep the Fund in touch with important developments affecting the portfolio and, on the Adviser's initiative, will furnish the Fund from time to time with such information as the Adviser may believe appropriate for this purpose, whether concerning the individual entities whose securities are included in the portfolio, the activities in which such entities engage, Federal income tax policies applicable to the Fund's investments, or the conditions prevailing in the financial markets or the economy generally. The Adviser shall also furnish the Fund with such statistical and analytical information with respect to the portfolio securities as it may believe appropriate or as the Fund may reasonably request.

            (d) The Adviser may from time to time employ, subcontract with or otherwise associate itself with entirely at its expense, such persons as it believes to be particularly fitted to assist it in the execution of its duties hereunder.

            (e) The Adviser will bear all costs and expenses of its partners and employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or directors' fees of any officers or directors of the Fund who are affiliated persons (as defined in the Act) of the Adviser.

            (f) The Adviser shall give the Fund the benefit of its best judgment and effort in rendering services hereunder, but the Adviser shall not be liable for any act or omission or for any loss sustained by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

            (g) Nothing in this Agreement shall prevent the Adviser or any director, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its partners, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.


299812.5
                                       -2-

            3.   Fund Transactions and Brokerage

            The Adviser is authorized, for the purchase and sale of the Fund's portfolio securities, to employ such securities dealers as may, in the judgment of the Adviser, implement the investment objectives and policies of the Fund to obtain the best net results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Consistent with these investment objectives and policies, the Adviser is authorized to direct the execution of the Fund's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Adviser to be useful or valuable to the performance of its investment advisory functions for the Fund.

            It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934.

            4.  Compensation of the Adviser

            (a) The Fund agrees to pay to the Adviser for all services rendered a fee computed and payable monthly in an amount equal to 0.50% of the Fund's average weekly net assets on an annualized basis, for the then-current fiscal year. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. The Adviser may use any portion of this fee for distribution of Fund shares or for making servicing payments to organizations whose customers or clients are Fund shareholders. The Adviser may waive its right to any fee to which it is entitled hereunder, provided such waiver is delivered to the Fund in writing. Any reimbursement of expenses to which the Fund may become entitled to pursuant to paragraph 2(c) hereof, will be paid to the Fund at the same time as the Fund pays the Adviser hereunder.

            (b) For purposes of this Agreement, the average daily net assets of the Fund shall mean the average daily value of the total assets of the Fund, minus the accrued liabilities (including accrued expenses) of the Fund. The average daily net assets of the Fund shall be calculated as set forth in the current prospectus or pursuant to the procedures adopted by resolutions of the Fund's Board of Directors for calculating the net asset value of the Fund's shares or delegating such calculations to third parties.


299812.5
                                       -3-

            5.   Duration and Termination

            (a) This Agreement will become effective on the date hereof and shall continue in effect until December 31, 2001 and thereafter for successive twelve-month periods (computed from each May 1st), provided that such continuation is specifically approved at least annually by (i) the Board of Directors and by a majority of those directors who are neither party to this Agreement nor, other than by their service as directors of the Fund, interested persons (as defined in the 1940 Act and the rules thereunder) of any such person who is party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the vote of more than 75% of the outstanding shares of the Fund's Common Stock. Upon the effectiveness of this Agreement, it shall supersede all previous agreements between the Adviser and the Fund covering the subject matter hereof. This Agreement may be terminated at any time, without the payment of any penalty, (i) by vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act and the rules thereunder, or (ii) by a vote of a majority of the entire Board of Directors, on sixty days' written notice to the Adviser, or (iii) by the Adviser on sixty days' written notice to the Fund.

                  (b) This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by either party. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission.

            6.   Amendment

            This Agreement may not be amended without the approval of the holders of more than 75% of the Fund's outstanding Common Stock.

            7.   Notices

            Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

            8.  Governing Law

            This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act.


299812.5
                                       -4-

            IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their respective seals to be hereunto affixed, all as of the day and the year first above written.


[SEAL]                     LEND LEASE HYPERION HIGH-YIELD CMBS FUND, INC.


                           By:___________________________________________
                               Name:
                               Title:


[SEAL]                     LEND LEASE HYPERION CAPITAL ADVISORS, L.L.C.


                           By:___________________________________________
                               Name:
                               Title:


299812.5
                                       -5-